UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20459

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Banco Bilbao Vizcaya Argentaria, S.A.

(Exact name of registrant as specified in its charter)

Kingdom of Spain	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Calle Azul, 4 Madrid Spain	28050
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:
Series 16 Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates:

333-289121

Securities to be registered pursuant to Section 12(g) of the Act:

None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

The securities to be registered hereby are the $1,000,000,000 aggregate liquidation preference of Series 16 Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities (the “Preferred Securities”) of Banco Bilbao Vizcaya Argentaria, S.A. (the “Registrant”). The Registrant has filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933 the prospectus supplement dated April 30, 2026 (the “Prospectus Supplement”) to a prospectus dated July 31, 2025 (the “Prospectus”) filed with a registration statement on Form F-3 (Registration No. 333-289121) relating to the Preferred Securities to be registered hereunder.

For a description of the Preferred Securities to be registered hereunder, reference is made to the information contained in the sections captioned “Certain Terms of the Preferred Securities” on pages S-63 through S-91 of the Prospectus Supplement, “Material U.S. Federal Income Tax Considerations” on page S-103 of the Prospectus Supplement, “Spanish Tax Considerations” on pages S-92 through S-102 of the Prospectus Supplement, and “U.S. Tax Considerations—BBVA Contingent Convertible Preferred Securities” on pages 134 through 136 of the Prospectus, which information is hereby incorporated by reference.

Item 2. Exhibits

Exhibit	Description of Exhibit

4.1	Contingent Convertible Preferred Securities Indenture among the Registrant, as Issuer, and The Bank of New York Mellon, London Branch, as Trustee, Paying and Conversion Agent and Principal Paying Agent, and The Bank of New York Mellon, as Contingent Convertible Preferred Security Registrar (incorporated by reference to Exhibit 4.5 to the Registrant’s registration statement on Form F-3 filed with the Commission on July 31, 2025)

4.2	First Supplemental Indenture for the Preferred Securities between the Registrant, as Issuer, and The Bank of New York Mellon, acting (except with respect to its role as Contingent Convertible Preferred Security Registrar) through its London Branch, as Trustee, Paying and Conversion Agent, Calculation Agent, Principal Paying Agent and Contingent Preferred Security Registrar dated as of May 8, 2026 (incorporated herein by reference to Exhibit 4.9 to the Registrant’s report on Form 6-K filed with the Commission on May 8, 2026)

4.3	Form of Security Certificate representing the Preferred Securities (incorporated herein by reference to Exhibit 4.10 to the Registrant’s report on Form 6-K filed with the Commission on May 8, 2026, which includes such Form of Security Certificate)

99.1	Prospectus dated July 31, 2025 and related Prospectus Supplement dated April 30, 2026 (incorporated herein to the extent provided above by reference to the Registrant’s filing under Rule 424(b))

SIGNATURES

Pursuant to the requirements of Section 12 the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/ Ignacio Echevarría Soriano
Name:	Ignacio Echevarría Soriano
Title:	Authorized Representative

Date: May 8, 2026